"Exhibit 99.1"

99¢ ONLY STORES® REPORTS SALES FOR THE SECOND QUARTER OF FISCAL 2008 ENDED SEPTEMBER 30, 2007

CITY OF COMMERCE, CA – October 9, 2007- 99¢ Only Stores® (NYSE:NDN) (the “Company”) today reports total sales of $290.9 million for the second quarter of fiscal 2008   ended September 30, 2007.  This represents an increase of 11.4% over total sales of $261.1 million for the same quarter last year.  Retail sales for the quarter ended September 30, 2007 were $280.6 million, up 11.5% from retail sales of $251.8 million for the same quarter last year.

The Company's same-store-sales for the second quarter ended September 30, 2007 increased 6.1% versus the same quarter last year. For this period, the number of overall same-store-sales transactions increased by 4.3% and the average transaction size increased by 1.8% to $9.34 from $9.17.

Total sales for the six months ended September 30, 2007 were $583.9 million, up 11.3% over sales of $524.7 million for the six months ended September 30, 2006. Total retail sales for the six months ended September 30, 2007 were $563.5 million, up 11.4% over sales of $505.8 million for the six months ended September 30, 2006. Same-store-sales for the six months ended September 30, 2007 were up 5.6% compared to the same period in the prior year.

During the quarter ended September 30, 2007, the Company opened three stores, two in California and one in Texas.  Gross and saleable retail square footage at the end of the quarter ended September 30, 2007 were 5.61 million and 4.41 million, an increase over last year of 5.6% and 5.7%, respectively.  As of September 30, 2007, the Company had 256 stores, up 6.2% compared to 241 stores as of September 30, 2006.

Bargain Wholesale sales for the three months ended September 30, 2007 were $10.3 million, up 10.2% over sales of $9.3 million in the same quarter last year.  Bargain Wholesale sales for the six months ended September 30, 2007 were $20.4 million, up 7.7% over sales of $18.9 million for the six months ended September 30, 2006.

Eric Schiffer, CEO of the Company, said, "We are pleased to continue our positive trend in same-store-sales for the eighth quarter in a row with a 6.1% increase in the second quarter of fiscal 2008.  Overall, the same-store-sales average transaction size increased somewhat while the number of transactions increased significantly.  We believe this indicates that we have increased the frequency of our customers’ visits and brought new customers into the stores."

"The same-store-sales increases during the summer months were disproportionately weighted toward produce which typically carries lower margins due to higher scrap rates and distribution and store handling costs.  The gross margin for our produce sales in the second quarter also suffered due to the slower than expected implementation of enhanced produce allocation procedures and roll out of produce coolers.  We will report a loss in the second quarter of fiscal 2008, primarily due to short term operating margin and execution issues.  We plan to announce financial results of our second quarter of fiscal 2008 ended September 30, 2007, on Thursday November 8th after the market close.  We look forward to discussing our financial results, trends, and plans on a conference call around that time.”

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99¢ Only Stores®, the nation's oldest existing one-price retailer, operates 257 extreme value retail stores in California, Texas, Arizona and Nevada, and also operates a wholesale division called Bargain Wholesale. The Company’s next three 99¢ Only Stores are scheduled to open in the next month, two in Texas and one in California. 99¢ Only Stores® emphasizes name-brand consumables, priced at an excellent value, in attractively merchandised stores, where nothing is ever over 99¢.

We have included statements in this release that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. The words "expect," "estimate," "anticipate," "predict," "believe" and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in this release and include statements regarding the intent, belief or current expectations of the Company, its directors or officers with respect to, among other things, our results of operations for the second quarter ended September 30, 2007, trends affecting the financial condition or results of operations of the Company, the business and growth strategies of the Company, and the results of the Company’s operational improvements. The shareholders of the Company and other readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for the reasons, among others, discussed in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, including the risk factors contained in the Section – “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Note to Editors: 99¢ Only Stores® news releases and information available on the World Wide Web at http://www.99only.com.  Contact Rob Kautz, EVP & CFO, 323-881-1293